CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-1/A of Geo Point Resources, Inc. of our report dated October 19, 2012 relating to the financial statements of Geo Point Resources, Inc.  We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/Hansen, Barnett & Maxwell, P.C.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

December 13, 2012